SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2012

 PROVIDENT NEW YORK BANCORP

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25233	80-0091851
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Rella Boulevard, Montebello, New York (Address of Principal Executive Offices)		10901 (Zip Code)

Registrant’s telephone number, including area code: (845) 369-8040

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 25, 2012, the Board of Directors of Provident New York Bancorp (the "Company") appointed two new directors, James F. Deutsch and Richard O’Toole. The appointments will become effective upon each appointee’s purchase of shares of common stock in accordance with the Company’s stock ownership guidelines.

Mr. Deutsch, age 57, has been serving as a managing director of Patriot Financial Partners, L.P. (“Patriot”), a private equity fund investing in community banks throughout the United States, since April 2011. From November 2004 until April 2011, Mr. Deutsch served as President, CEO, and a Director of Team Capital Bank, a community bank. Mr. Deutsch has been designated as a director by Patriot pursuant to the terms of the Corporate Governance Agreement dated August 7, 2012.

Mr. O’Toole, age 55, has served as Executive Vice President (real estate) of The Related Companies, a real estate development and management company since 2008. From 2005 until 2008 Mr. O’Toole served as a consultant for the Related Companies. There is no arrangement or understanding between Mr. O’Toole and any other person pursuant to which Mr. O’Toole was appointed as a director of the Company.

The Board of Directors has concluded that each of Messrs. Deutsch and O’Toole is independent. Neither Mr. Deutsch nor Mr. O’Toole is a party to any transaction required to be disclosed under Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries. Mr. Deutsch will serve as a member of the Audit Committee and Mr. O’Toole will serve as a member of the Enterprise Risk Committee.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On October 25, 2012, the Board of Directors amended the Company’s bylaws, effective immediately, to delete Article II, Section 10 and eliminate the residency requirement for directors. A copy of the Amended and Restated Bylaws is attached to this report as Exhibit 3.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated Bylaws of Provident New York Bancorp

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT NEW YORK BANCORP

DATE: October 31, 2012	By:	/S/ Stephen Masterson
Stephen V. Masterson
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

3.1	Amended and Restated Bylaws of Provident New York Bancorp